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Exhibit 99.1

Contacts:

Karen Breen
Dan Campbell
Investor Relations
303-397-8592
303-397-8634
 karen.breen@teletech.com
dan.campbell@teletech.com

TELETECH PROVIDES BUSINESS UPDATE
Continues Relationship with Wireless Division of Major Client;
Plans Fourth Quarter Charge to Strengthen its Competitive Position

Denver, Colo., December 19, 2002—TeleTech Holdings, Inc. (Nasdaq: TTEC), a leading global provider of customer management solutions, today provided an update on the status of a large client relationship and its overall business environment.

        TeleTech will continue its relationship with the wireless division of its largest telecommunications client. This program represented approximately four percent of TeleTech's revenues through the first nine months of 2002, or approximately $32 million. Under the new agreement, TeleTech will continue assisting consumers, as well as small and medium businesses, in obtaining new wireless services across certain U.S. regions.

        Additionally, as part of a continual review of its operations, TeleTech expects to exit or reduce the carrying value of certain customer management centers in its U.S., European, and Latin American operations to better position the company for future profitable growth. Furthermore, TeleTech will undertake a workforce reduction of approximately 200 professional employees. In addition, during the fourth quarter 2002, TeleTech acquired the shares of enhansiv holdings, inc. ("EHI") common stock from the four remaining outside shareholders of EHI. Consequently, TeleTech owns 100 percent of the common stock of EHI.

        As a result of the items described above, TeleTech expects to record a pre-tax charge in the fourth quarter 2002 ranging between $40 million and $50 million. Between $6 million and $10 million is estimated to be cash-related charges primarily for severance and the EHI transaction, with the remainder being non-cash charges for asset impairments. TeleTech believes the closure of customer management centers and the workforce reduction will take place throughout 2003.

        "I am pleased we will continue our relationship with the wireless division of our largest client and look forward to continuing to provide exceptional service to their wireless subscribers," said Kenneth Tuchman, TeleTech's Chairman and Chief Executive Officer.

        "Furthermore, the global economic environment continues to be challenging resulting in a sales cycle that has continued to lengthen. As a result, we must continually evaluate and streamline our operations to position the company for future growth opportunities," continued Tuchman. "We will continue to selectively pursue expansion into international locations that allow TeleTech to provide more competitive and flexible customer management solutions."

        "In light of the ongoing challenges in the global business environment, and upon careful assessment of our operations, it became necessary for TeleTech to evaluate certain assets and undertake a workforce reduction," said Margot O'Dell, TeleTech's Chief Financial Officer. "The resulting fourth quarter charge is primarily related to asset impairments of under-performing customer management centers, and will better position the company in the global customer management marketplace."

        "TeleTech continues to maintain a conservative balance sheet and generate significant free cash flows during a difficult economic period, while actively focusing on closing new business opportunities," continued O'Dell. "At the end of the third quarter 2002, TeleTech had a debt to capitalization ratio of 19 percent and $107.0 million of cash and short-term investments."

BUSINESS OUTLOOK

        TeleTech expects revenue and fully diluted earnings per share for the fourth quarter 2002 to be in line with its original guidance, before the effect of the charges discussed above. TeleTech expects fourth quarter 2002 revenue will range between $250 million and $255 million, while fully diluted earnings per share is expected to be at the low end of the company's original guidance of 7 cents to 9 cents, before the effect of the charges described above.

        The company expects to provide an update on the initiatives discussed above and its approach to providing 2003 earnings guidance when it announces fourth quarter 2002 results in February.

TELETECH PROFILE

        For twenty years, TeleTech has managed the customer experience for some of the world's largest enterprises. TeleTech's innovative customer care services help companies acquire, serve, grow, and retain customers throughout the entire relationship lifecycle. TeleTech offers solutions to a variety of industries including financial services, transportation, communications, government, healthcare, and travel. With a presence that spans North America, Asia-Pacific, Europe, and Latin America, TeleTech provides comprehensive customer care services to global organizations. Additional information on TeleTech can be found at www.teletech.com.

FORWARD LOOKING STATEMENTS

        All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech's actual results to differ materially from those expressed or implied by such forward-looking statements, including: TeleTech's ability to predict future revenue and associated costs; lower than anticipated customer interaction center capacity utilization; the loss or delay in implementation of a customer management program; TeleTech's ability to build-out facilities in a timely and economic manner; greater than anticipated competition from new entrants into the customer care market, causing increased price competition or loss of clients; the loss of one or more significant clients; higher than anticipated start-up costs associated with new business opportunities and ventures; the potential volume or profitability of any future technology or consulting sales; TeleTech's agreements with clients may be canceled on relatively short notice; and TeleTech's ability to generate a specific level of revenue is dependent upon customer interest in and use of the products and services of TeleTech's clients. Readers are encouraged to review TeleTech's 2001 Form 10-K, first, second and third quarter 2002 Forms 10-Q, and other publicly filed documents, which describe other important factors that may impact TeleTech's business, results of operations, and financial condition. TeleTech undertakes no obligation to update its forward-looking statements after the date of this release.

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  Exhibit 99.1